Exhibit 99(a)

ALLTEL Corporation

One Allied Drive

Little Rock, AR 72202-2099

For additional information contact:	Andrew Moreau 501-905-7962
Vice President - Corporate Communications
andrew.moreau@alltel.com

Rob Clancy 501-905-8991
Vice President - Investor Relations
rob.clancy@alltel.com

Release Date:	Aug. 10, 2005

Alltel subsidiary, Western Wireless International Austria Corp.,

reaches agreement to sell Austrian wireless business

LITTLE ROCK, Ark. - Alltel today announced that its subsidiary, Western Wireless International Austria Corp., has entered into a definitive agreement to sell its Austrian business, tele.ring Telekom Service GmbH, to T-Mobile Austria GmbH, a subsidiary of Deutsche Telekom for approximately $1.6 billion (Euro 1.3 billion). The price is subject to downward adjustment if, among other things, certain operating performance targets are not met.

The transaction must be approved by the European Commission and the Austrian telecommunications regulator. Deutsche Bank Securities Inc. served as financial advisor to Western Wireless International Austria Corp.

"tele.ring has been an exemplary model of operational efficiency and execution in one of the most competitive markets in Europe," said Brad Horwitz, president of Western Wireless International Holding Corp. "tele.ring CEO Michael Krammer and his team have done an outstanding job of creating value for their customers and their shareholders."

Alltel is a customer-focused communications company with more than 15 million customers in 36 states and nearly $10 billion in annual revenues.

Alltel claims the protection of the safe-harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to uncertainties that could cause actual future events and results to differ materially from those expressed in the forward-looking statements. These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events and results. Actual future events and results may differ materially from those expressed in these forward-looking statements as a result of a number of important factors. Representative examples of these factors include (without limitation) adverse changes in economic conditions in the markets served by Alltel; the extent, timing, and overall effects of competition in the communications business; material changes in the communications industry generally that could adversely affect vendor relationships with equipment and network suppliers and customer relationships with wholesale customers; changes in communications technology; the risks associated with pending acquisitions and dispositions and the integration of acquired businesses, including the integration of Western Wireless and the disposition of the Austrian and Irish assets; the uncertainties related to any discussions or negotiations regarding the sale of any of the international assets; adverse changes in the terms and conditions of the wireless roaming agreements of Alltel; the uncertainties related to Alltel's strategic investments; the effects of litigation; and the effects of federal and state legislation, rules, and regulations governing the communications industry. In addition to these factors, actual future performance, outcomes, and results may differ materially because of more general factors including (without limitation) general industry and market conditions and growth rates, economic conditions, and governmental and public policy changes.

-end-

Alltel, NYSE: AT

www.alltel.com